UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 7, 2012

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification No.
1-9513	CMS ENERGY CORPORATION (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-2726431

1-5611	CONSUMERS ENERGY COMPANY (A Michigan Corporation) One Energy Plaza Jackson, Michigan 49201 (517) 788-0550	38-0442310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 7, 2012, the Michigan Public Service Commission (“MPSC”) approved a settlement agreement in Consumers Energy Company’s (“Consumers Energy”) gas rate case, increasing natural gas rates by approximately $16 million annually (the “Gas Order”). The settlement was based upon the non-precedential resolution of various issues, including a 10.3% rate of return on common equity.

Among other things, the settlement agreement provides that (1) Consumers Energy will fund a Main Replacement Program (“MRP”) in the amount of $56 million, annually, until the MRP is reviewed and spending reset by the MPSC in a final order in the next general rate proceeding; (2) the gas-in-kind percentage for end-user transportation customers will remain at 1.83%; (3) the current gas revenue decoupling mechanism will remain in place through the last day of April 2012 and thereafter there will be no gas decoupling mechanism unless and until one is reinstituted in a subsequent case; (4) under Consumers Energy’s Customer Attachment Program the carrying cost rate is 11.33%, and the discount rate is 7.98%, reflecting a return on equity of 10.30%; (5) Consumers Energy implemented rates in this proceeding on March 1, 2012 pursuant to the provisions of MCL 460.6a(1) and Consumers Energy shall refund, with interest, the portion of total revenues collected pursuant to those “self-implemented” rates that exceed the total revenues that would have been produced by the rates agreed upon in the settlement agreement; (6) pursuant to 2011 PA 274, the $17.4 million in Consumers Energy’s gas rates for the Vulnerable Household Warmth Fund will be removed from rates pursuant to a filing made independent of this proceeding; (7) there is no funding for an Income Assistance Provisional Rate Design within this settlement and Consumers Energy is withdrawing this request in this case and (8) Consumers Energy agrees that it will not file another gas rate case application prior to December 1, 2012.

The rates authorized by the Gas Order will go into effect for service rendered on and after June 8, 2012. For more information and to obtain a copy of the Gas Order please visit the MPSC’s website at: http://efile.mpsc.state.mi.us/efile/viewcase.php?casenum=16855.

On June 7, 2012, the MPSC also issued an opinion and order authorizing Consumers Energy to increase its retail electric rates to produce an additional $118,475,000 of annual revenue (the “Electric Order”). The Electric Order was based upon a projected October 2011- September 2012 test year and a 10.3% rate of return on common equity. The rates authorized by the Electric Order will go into effect for service rendered on and after June 8, 2012.

Consumers Energy had, under the provisions of Michigan law, previously self-implemented a retail electric rate increase effective in December 2011 in the annual amount of $118 million. The Electric Order requires Consumers Energy to file a report within 90 days regarding the amount of revenue collected during the self-implementation period and a proposed reconciliation with the final rates and rate design approved in the Electric Order.

The Electric Order contains a number of other findings, including but not limited to (1) provisions related to the funding of other post-employment benefits costs; (2) denial of Consumers Energy’s request for a revenue decoupling mechanism; (3) provisions relating to rate design and cost allocation among customers; (4) denial of an uncollectibles expense tracker mechanism and an electric choice sales tracker; (5) denial of a forestry tracker; (6) approval of Consumers Energy’s and the MPSC Staff’s proposed accounting for Smart Grid/Advanced Metering Infrastructure capital expenditures. In addition, the MPSC authorized recovery of $14.5 million of costs incurred for a clean coal plant to be amortized over three years with carrying costs on the unamortized balance and found that a $20 million depreciation adjustment proposed by Consumers should be adopted to reflect revised depreciation rates. The Commission designed rates to reduce the $69 million residential rate subsidy by $39 million with the residual amount of $30 million to be addressed by October 5, 2013.

For more information and to obtain a copy of the Electric Order please visit the MPSC’s website at: http://efile.mpsc.state.mi.us (Case No. U-16794).

This Form 8-K contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections of CMS Energy Corporation’s (“CMS Energy”) Form 10-K and Consumers Energy Company’s (“Consumers Energy”) Form 10-K each for the Year Ended December 31, 2011 and as updated in CMS Energy’s and Consumers Energy’s Forms 10-Q for the Quarter Ended March 31, 2012. CMS Energy’s and Consumers Energy’s “FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections are incorporated herein by reference and discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

CMS ENERGY CORPORATION

Dated: June 12, 2012	By:	/s/ Thomas J. Webb

Thomas J. Webb
Executive Vice President and
Chief Financial Officer

CONSUMERS ENERGY COMPANY

Dated: June 12, 2012	By:	/s/ Thomas J. Webb

Thomas J. Webb
Executive Vice President and
Chief Financial Officer